UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)   *

Energy Partners, Ltd.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
29270U303
(Cusip Number)
April 15, 2010
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 33 Pages
Exhibit Index Found on Page 31

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 704,729
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 704,729
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 704,729
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 607,805
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 607,805
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 607,805
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 60,331
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 60,331
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,331
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 769,746
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 769,746
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 769,746
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Saddle Rock Onshore Funding, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 6 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Lighthouse Hill Capital Management II, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 7 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 716,726
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 716,726
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 716,726
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 8 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,142,611
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,142,611
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,142,611
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 9 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS William F. Duhamel [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Davide Leone
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Douglas M. MacMahon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Stephen L. Millham
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Jason E. Moment [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Ashish H. Pant [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr. [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Thomas F. Steyer
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Richard H. Voon [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 33 Pages

13G
CUSIP No. 29270U303

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 2,859,337 Shares, which is 7.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,859,337
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,859,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,859,337
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 33 Pages

This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on September 30, 2009 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1. Issuer

    (a)          Name of Issuer:

       Energy Partners, Ltd. (the “Company”)

    (b)         Address of Issuer’s Principal Executive Offices:

                         201 St. Charles Ave., Suite 3400
                          New Orleans, Louisiana 70170

Item 2. Identity and Background

            Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

    This statement relates to shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 29270U303.

    Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

    This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

            The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it; and

(iv)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it.

            FCP, FCIP, FCIP II and FCOI II are together referred to herein as the “Farallon Funds.”

            The SPV

(v)	Saddle Rock Onshore Funding, L.L.C., a Delaware limited liability company (the “SPV”), with respect to the Shares held by it.

Page 25 of 33 Pages

            The SPV Manager

(vi)	Lighthouse Hill Capital Management II, L.L.C., a Delaware limited liability company (the “SPV Manager”), which is a manager of the SPV, with respect to the Shares held by the SPV.

            The Management Company

(vii)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), which is manager of one or more accounts (the “Managed Accounts”), the SPV and the SPV Manager, with respect to the Shares held by the Managed Accounts or the SPV.

            The Farallon General Partner

(viii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the Shares held by each of the Farallon Funds.

            The Farallon Managing Members

(ix)
The following persons, each of whom is, or with respect to each of Duhamel, Moment, Pant and Voon (as defined below) was, a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds, the Managed Accounts or the SPV: William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Davide Leone (“Leone”), Douglas M. MacMahon (“MacMahon”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), Richard H. Voon (“Voon”) and Mark C. Wehrly (“Wehrly”).

            Duhamel, Fried, Hirsch, Landry, Leone, MacMahon, Millham, Moment, Pant, Patel, Roberts, Spokes, Steyer, Voon and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

            This Schedule 13G reports that:

            (i)  effective as of March 18, 2010, in connection with their respective resignations as managing members of the Management Company and the Farallon General Partner, each of Duhamel, Moment, Pant and Voon may no longer be deemed a beneficial owner of the Shares deemed beneficially owned by such entities; and

            (ii)  effective as of April 1, 2010, Roberts became a managing member of the Management Company and the Farallon General Partner and, as such, may be deemed a beneficial owner of the Shares beneficially owned by such entities as of such date.

Page 26 of 33 Pages

            Unless the context otherwise requires, any reference to the “Farallon Individual Reporting Persons,” the “Individual Reporting Persons” or the “Reporting Persons” shall not include Duhamel, Moment, Pant or Voon.

            The citizenship of each of the Farallon Funds, the SPV, the SPV Manager, the Management Company and the Farallon General Partner is set forth above.  Each of the Individual Reporting Persons, other than Leone, Pant and Spokes, is a citizen of the United States.  Leone is a citizen of Italy.  Pant is a citizen of India.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

            Not applicable.

Item 4. Ownership

            The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

            The Shares reported hereby for the Farallon Funds or the SPV are owned directly by such Farallon Fund or the SPV, as applicable, and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts.  The Farallon General Partner, as general partner of the Farallon Funds, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The SPV Manager, as a manager of the SPV, may be deemed to be a beneficial owner of all such Shares owned by the SPV.  The Management Company, as the investment adviser to the Managed Accounts and the manager of the SPV and the SPV Manager, may be deemed to be a beneficial owner of all such Shares owned by the Managed Accounts or the SPV.  The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds, the Managed Accounts or the SPV.  Each of the Farallon General Partner, the SPV Manager, the Management Company and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

            Not applicable, other than with respect to each of the SPV, the SPV Manager, Duhamel, Moment, Pant and Voon.

            As of March 18, 2010, each of Duhamel, Moment, Pant and Voon may no longer be deemed a beneficial owner of any Shares.

            As of April 15, 2010, the SPV ceased to be a beneficial owner of any Shares.

Page 27 of 33 Pages

            As of April 15, 2010, the SPV Manager may no longer be deemed a beneficial owner of any Shares.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8.	Identification and Classification of Members of the Group

           The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

            Not applicable.

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 28 of 33 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 23, 2010

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
On its own behalf and
As the manager of
SADDLE ROCK ONSHORE FUNDING, L.L.C. and
LIGHTHOUSE HILL CAPITAL MANAGEMENT II, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Davide Leone, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Ashish H. Pant, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Millham, Moment, Pant, Patel, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.  The Power of Attorney executed by each of Hirsch and Voon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 6, 2009 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Leone authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 18 to the Schedule 13D filed with the Securities and Exchange Commission on October 23, 2009 by such Reporting Person with respect to the Common Stock of CapitalSource Inc., is hereby incorporated by reference.  The Power of Attorney executed by

Page 29 of 33 Pages

Roberts authorizing Landry to sign and file this Schedule 13G on his behalf is filed as Exhibit 4 hereto.

Page 30 of 33 Pages

EXHIBIT INDEX

EXHIBIT 3	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)
EXHIBIT 4	Power of Attorney for Thomas G. Roberts, Jr.

Page 31 of 33 Pages

EXHIBIT 3
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  April 23, 2010

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf,
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
On its own behalf and
As the manager of
SADDLE ROCK ONSHORE FUNDING, L.L.C. and
LIGHTHOUSE HILL CAPITAL MANAGEMENT II, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Davide Leone, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Ashish H. Pant, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

Page 32 of 33 Pages

EXHIBIT 4
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly as his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together the "Filing Documentation") which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., with respect to the execution and filing of Filing Documentation.

By: /s/ Thomas G. Roberts, Jr.
Name: Thomas G. Roberts, Jr.
Date: 01 April 2010

Page 33 of 33 Pages